UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2018

Western Digital Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08703	33-0956711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5601 Great Oaks Parkway San Jose, California		95119
(Address of Principal Executive Offices)		(Zip Code)

(408) 717-6000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.02	Results of Operations and Financial Condition.

On January 25, 2018, Western Digital Corporation (the “Company”) announced financial results for the second fiscal quarter ended December 29, 2017. A copy of the press release making this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On December 22, 2017, the President of the United States of America signed the Tax Cuts and Jobs Act (the “2017 Act”), which includes a broad range of tax reform proposals affecting businesses, including a reduction in the U.S. federal corporate tax rate from 35% to 21%, a one-time mandatory deemed repatriation tax on earnings of certain foreign subsidiaries that were previously tax deferred, and a new minimum tax on certain foreign earnings.

For the three and six months ended December 29, 2017, the Company has not finalized the accounting for the tax effects of the enactment of the 2017 Act. However, consistent with applicable Securities and Exchange Commission guidance, the Company has made a reasonable estimate of the effects on the Company’s existing deferred tax balances and the one-time mandatory deemed repatriation tax required by the 2017 Act and has recognized a provisional income tax expense of $1.66 billion for the one-time mandatory deemed repatriation tax and a provisional income tax benefit of $88 million related to the re-measurement of deferred tax assets and liabilities for the three and six months ended December 29, 2017. For other elements of tax expense noted below, or where the Company has not made an election, the Company has not been able to make a reasonable estimate and continues to account for such items based on the provisions of the tax laws that were in effect immediately prior to the 2017 Act. As the Company finalizes the accounting for the tax effects of the enactment of the 2017 Act during a one-year measurement period permitted by applicable Securities and Exchange Commission guidance, the Company expects to reflect adjustments to the recorded provisional amounts and record additional tax effects of the 2017 Act.

The 2017 Act is expected to have an unfavorable impact on the Company’s effective tax rate for fiscal year 2018 due to the mandatory deemed repatriation tax offset in part by the re-measurement of deferred taxes and the reduction in the corporate tax rate. In future years, certain additional provisions of the 2017 Act, such as a minimum tax on foreign earnings, will also apply to the Company and, as a result, the Company generally expects its effective tax rate to increase from the rate expected for fiscal year 2018 (excluding the mandatory deemed repatriation tax and the re-measurement of deferred taxes). The estimate of the effective tax rate increase is subject to the Company’s assertion as to whether foreign undistributed earnings are indefinitely reinvested and to other calculations and elections during the measurement period. The Company’s total tax expense in future fiscal years will also vary as a result of discrete items such as excess tax benefits or tax deficiencies.

Additional information regarding the significant provisions of the 2017 Act that are expected to impact the Company is provided below.

Re-Measurement of Deferred Taxes.

The provisional income tax benefit of $88 million recorded for the three and six months ended December 29, 2017 related to the re-measurement of the Company’s deferred tax balance is based on the rates at which the deferred tax assets and liabilities are expected to reverse in the current and future fiscal years, which are generally 29% and 22%, respectively. However, the Company is still analyzing certain aspects of the 2017 Act and refining the calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts. The Company is also analyzing the impact of the 2017 Act to the existing valuation allowance assessments from both a federal and state tax perspective, which could potentially affect the realizability of the existing deferred tax assets. In calculating the provisional amount, the Company utilized an estimate of the expected reversals of certain tax assets and liabilities, which will be revised in future quarters during the one-year measurement period as additional information becomes available.

Mandatory Deemed Repatriation Tax.

In connection with the transition from a global to a territorial U.S. tax system, companies are required to pay a mandatory deemed repatriation tax. The tax is to be computed using the Company’s total foreign post-1986 earnings and profits that were previously deferred from U.S. income taxes. This tax is based on the amount of foreign earnings held in cash and other specified assets which are taxed at 15.5% and 8%, respectively. The Company recorded a provisional amount for the mandatory deemed repatriation tax liability of $1.66 billion for foreign subsidiaries and $132 million of this amount is classified as a current tax liability. The calculation of the mandatory deemed repatriation tax liability is provisional and based upon preliminary estimates of post-1986 earnings and profits. In addition, the mandatory deemed repatriation tax is based on a provisional amount of foreign earnings held in cash and other specified assets, which the Company expects will require additional clarifying guidance from U.S. Treasury. As such, the provisional amount may change during the one-year measurement period when the Company finalizes the calculation of post-1986 foreign earnings and profits and the amount of foreign earnings held in cash or other specified assets.

The 2017 Act allows for the mandatory deemed repatriation tax of $1.66 billion to be payable over an 8-year period without interest. The payments are due with 8% of the tax to be paid in each of the first five years, 15% in the 6th year, 20% in the 7th year, and 25% in the 8th year.

The following is a summary of the Company’s estimated mandatory deemed repatriation tax obligations, which are payable in the following fiscal years ending (in millions):

June 28, 2019	$132
July 3, 2020	133
July 2, 2021	132
July 1, 2022	133
June 30, 2023	132
June 28, 2024	249
June 27, 2025	332
July 3, 2026	414

Total	$1,657

A total of $4.90 billion and $4.99 billion of our cash and cash equivalents was held outside of the U.S. as of December 29, 2017 and June 30, 2017, respectively. Although the mandatory deemed repatriation tax has removed U.S. federal taxes on distributions to the U.S., the Company continues to evaluate the expected manner of recovery to determine whether or not to assert indefinite reinvestment on a part or all the foreign undistributed earnings. This requires the Company to re-evaluate the existing short and long-term capital allocation policies in light of the 2017 Act and calculate the tax cost that is incremental to the deemed repatriation tax (e.g. foreign withholding, state income taxes, and additional U.S. tax on currency transaction gains or losses) of repatriating cash to the U.S. While the provisional tax expense for the three and six months ended December 29, 2017 is based upon an assumption that foreign undistributed earnings are indefinitely reinvested, the Company’s plan may change upon the completion of long-term capital allocation plans in light of the 2017 Act and completion of the calculation of the incremental tax effects on the repatriation of foreign undistributed earnings. In the event the Company determines not to continue to assert the permanent reinvestment of part or all of foreign undistributed earnings, such a determination could result in the accrual and payment of additional foreign, state and local taxes.

Deferred Taxes on Foreign Earnings.

As a result of the shift to a territorial system for U.S. taxation, the new minimum tax on certain foreign earnings (“global intangible low-tax income”) provision of the 2017 Act imposes a tax on foreign earnings and profits in excess of a deemed return on tangible assets of foreign subsidiaries. This provision is effective for tax years beginning on or after January 1, 2018, which for the Company would be the fiscal year beginning on June 30, 2018 (fiscal year 2019). The Company has not progressed sufficiently in the analysis of this provision to make an election to account for the effects of the minimum tax either as a component of future income tax expense in the period the tax arises or as a component of deferred taxes on the related investments. Accordingly, no deferred tax assets and liabilities have been established for timing differences between foreign U.S. GAAP income and foreign earnings and profits which would be expected to reverse under the new minimum tax in future years. Additionally, the Company has not yet completed the calculation of post-1986 foreign earnings and profits for the mandatory repatriation tax, which would be the starting point for the measurement of deferred tax assets and liabilities in order to record any provisional amounts.

Reduction in Corporate Rate.

Under the 2017 Act, the reduction of the U.S. federal corporate tax rate from 35% to 21% is effective January 1, 2018, resulting in the use of an estimated annual effective rate of approximately 28% for the Company’s U.S. federal corporate tax rate for fiscal year 2018. The reduction in the U.S. federal corporate tax rate from 35% to the blended tax rate of 28% for fiscal year 2018 is estimated to have reduced the Company’s income tax expense by $7 million for the three and six months ended December 29, 2017. For fiscal year 2019 and beyond, the Company will utilize the enacted U.S. federal corporate tax rate of 21%.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release issued by Western Digital Corporation on January 25, 2018 announcing financial results for the second fiscal quarter ended December 29, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Western Digital Corporation (Registrant)

Date: January 25, 2018	By:	/s/ Michael C. Ray
Michael C. Ray
Executive Vice President, Chief Legal Officer and Secretary